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                                                                  Exhibit 99.(a)

                                    EXHIBIT A

           COVER LETTER TO OFFER TO PURCHASE AND LETTER OF TRANSMITTAL

  IF YOU DO NOT WANT TO SELL YOUR OUTSTANDING UNITS OF INTERESTS AT THIS TIME, PLEASE DISREGARD THIS NOTICE. THIS IS SOLELY NOTIFICATION OF THE FUND'S TENDER
                                     OFFER.


August 3, 2005

Dear CSFB Alternative Capital Long/Short Equity Master Fund, LLC Member:

     We are writing to inform you of important dates relating to a tender offer by CSFB Alternative Capital Long/Short Equity Master Fund, LLC (the "Fund"). IF YOU ARE NOT INTERESTED IN HAVING THE FUND REPURCHASE YOUR OUTSTANDING UNITS OF INTEREST OR A PORTION OF YOUR INTEREST IN THE FUND ("INTEREST") AS OF AUGUST 31, 2005, PLEASE DISREGARD THIS NOTICE AND TAKE NO ACTION.

     The tender offer period will begin on August 3, 2005 and will end at 12:00 midnight, Eastern Time, on AUGUST 31, 2005, AT WHICH POINT THE OFFER WILL EXPIRE. The purpose of the tender offer is to provide liquidity to Members of the Fund that hold Interests. Interests may be presented to the Fund for purchase only by tendering them during one of the Fund's announced tender offers.

     Should you wish to tender your Interest or a portion of your Interest for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal so that it is received by PFPC Inc. ("PFPC") no later than AUGUST 31, 2005. If you do not wish to have all or any portion of your Interest repurchased, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO HAVE ANY PORTION OF YOUR INTEREST REPURCHASED AS OF AUGUST 31, 2005.

     If you would like to tender your Interest, you should complete, sign and either (i) mail (via certified mail, return receipt requested) or otherwise deliver the Letter of Transmittal to CSFB Alternative Capital Long/Short Equity Master Fund, LLC, c/o PFPC Inc. at P.O. Box 219, Claymont, Delaware 19703,
Attention: Tender Offer Administrator; or (ii) fax it to PFPC at (302) 791-2790,
Attention: Tender Offer Administrator, so that it is RECEIVED BEFORE 12:00 MIDNIGHT, EASTERN TIME, ON AUGUST 31, 2005 (if the member chooses to fax the Letter of Transmittal, please deliver an original, executed copy promptly thereafter).

     If you have any questions, please refer to the enclosed Offer to Purchase document, which contains additional important information about the tender offer, or call the Tender Offer Administrator at PFPC at (800) 348-1824.

Sincerely,

CSFB Alternative Capital Long/Short Equity Master Fund, LLC